Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, July 24, 2008	(302) 883-6530

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the second quarter ended June 30, 2008.

The Company promoted six major events over four weekends in the second quarter of 2008 compared with seven major events in 2007. The first NASCAR Nationwide Series event at Nashville Superspeedway was held in the first quarter of 2008 compared with the second quarter of 2007.

For the quarter ended June 30, 2008 revenues were $39,415,000 compared with $40,806,000 in the second quarter of 2007. The decrease in revenues is due to the fact that one fewer race was promoted in 2008 and was partially offset by small increases in revenue for most other major events promoted during the quarter.

The Company’s NASCAR triple-header in Dover saw results similar to last year’s event. Lower attendance resulting from weak overall economic conditions and rain for the Company’s NASCAR Nationwide event were offset by increased sponsorship, broadcasting and concession revenues.

Operating and marketing expenses were $22,108,000 in the second quarter of 2008 as compared to $23,780,000 in the second quarter of 2007. The decrease primarily related to the change in our motorsports event calendar discussed above, partially offset by higher operating and marketing expenses for our June NASCAR Sprint Cup Series weekend at Dover International Speedway and additional events run at our other facilities.

General and administrative expenses of $3,122,000 in the second quarter of 2008 were consistent with $3,135,000 for the same quarter last year.

Depreciation and amortization expense was $1,704,000 in the quarter ended June 30, 2008 compared to $1,565,000 for the comparable 2007 period. The increase is primarily due to the Monster Makeover project at Dover International Speedway. Net interest expense was $1,032,000 for the quarter ended June 30, 2008 compared to $1,041,000 in the second quarter of 2007. The decrease was due to lower average interest rates offset by higher average outstanding borrowings on the credit facility.

Earnings before income taxes increased to $11,449,000 in the second quarter of 2008 compared with $11,285,000 in the comparable quarter of the prior year.

The effective tax rate for the second quarter of 2008 was 48.9% compared to 50.4% in the prior year. The decrease in the effective tax rate was primarily the result of a reduction in our combined effective state income tax rate.

Net earnings for the quarter ended June 30, 2008 were $5,847,000 or $0.16 per diluted share compared with $5,593,000 or $0.16 per diluted share for the same period last year.

For six months ended June 30, 2008, revenues were $41,927,000 compared with $41,688,000 in the prior year. The Company promoted seven major events in the first half of both years. Net earnings were $1,699,000 or $0.05 per diluted share compared with $2,033,000 or $0.06 per diluted share in the comparable period of the prior year.

For the first half of 2008 cash provided by operations was $4,644,000 compared with $4,801,000 in the prior year. Capital spending, primarily related to the Monster Makeover project at Dover International Speedway, was $6,082,000 in the first half of 2008 compared with $8,745,000 in the comparable period in prior year.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.015 per share. The dividend is payable on September 10, 2008 to shareholders of record at the close of business on August 10, 2008.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park near Memphis, Tennessee.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Admissions	$13,936	$15,760	$14,736	$15,847
Event-related	11,387	10,494	12,352	11,278
Broadcasting	14,077	14,512	14,786	14,512
Other	15	40	53	51

	39,415	40,806	41,927	41,688

Expenses:
Operating and marketing	22,108	23,780	26,718	26,174
General and administrative	3,122	3,135	6,289	6,306
Depreciation and amortization	1,704	1,565	3,366	3,094

	26,934	28,480	36,373	35,574

Operating earnings	12,481	12,326	5,554	6,114
Interest income	19	32	50	75
Interest expense	(1,051)	(1,073)	(2,152)	(2,002)

Earnings before income taxes	11,449	11,285	3,452	4,187
Income taxes	5,602	5,692	1,753	2,154

Net earnings	$5,847	$5,593	$1,699	$2,033

Net earnings per common share:
Basic	$0.16	$0.16	$0.05	$0.06

Diluted	$0.16	$0.16	$0.05	$0.06

Weighted average shares outstanding:
Basic	35,940	35,876	35,922	35,871
Diluted	36,131	35,991	36,131	35,963

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2008	June 30, 2007	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,118	$1,330	$327
Accounts receivable	13,172	14,766	1,722
Inventories	421	334	185
Prepaid expenses and other	3,771	4,653	1,773
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	18
Prepaid income taxes	346	101	—
Deferred income taxes	203	217	186

Total current assets	19,031	21,401	4,211
Property and equipment, net	160,387	158,187	157,748
Restricted cash	3,894	2,673	4,169
Other assets, net	1,548	1,278	1,578
Deferred income taxes	83	—	—

Total assets	$184,943	$183,539	$167,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,086	$4,065	$945
Accrued liabilities	4,525	4,768	3,464
Payable to Dover Downs Gaming & Entertainment, Inc.	1	38	—
Income taxes payable	—	—	257
Current portion of bonds payable	1,130	—	111
Deferred revenue	17,213	19,755	8,689

Total current liabilities	25,955	28,626	13,466
Revolving line of credit	45,400	44,800	42,300
Bonds payable	2,969	4,207	4,098
Liability for pension benefits	774	664	736
Other liabilities	1,620	578	1,202
Non current income taxes payable	9,737	8,718	9,687
Deferred income taxes	21,386	20,493	20,101

Total liabilities	107,841	108,086	91,590

Stockholders’ equity:
Common stock	1,698	1,657	1,672
Class A common stock	1,942	1,967	1,952
Additional paid-in capital	100,256	99,599	99,849
Accumulated deficit	(25,896)	(27,126)	(26,503)
Accumulated other comprehensive loss	(898)	(644)	(854)

Total stockholders’ equity	77,102	75,453	76,116

Total liabilities and stockholders’ equity	$184,943	$183,539	$167,706

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2008	2007
Operating activities:
Net earnings	$1,699	$2,033
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,366	3,094
Amortization of credit facility fees	94	91
Stock-based compensation	317	247
Deferred income taxes	1,262	1,285
Changes in assets and liabilities:
Accounts receivable	(11,450)	(11,831)
Inventories	(236)	(90)
Prepaid expenses and other	(2,081)	(2,949)
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	19	47
Prepaid income taxes/income taxes payable	(603)	(579)
Accounts payable	2,252	2,127
Accrued liabilities	1,061	1,368
Deferred revenue	8,524	9,747
Other liabilities	420	211

Net cash provided by operating activities	4,644	4,801

Investing activities:
Capital expenditures	(6,082)	(8,745)
Restricted cash	275	1,011
Purchase of available-for-sale securities	(50)	—

Net cash used in investing activities	(5,857)	(7,734)

Financing activities:
Borrowings from revolving line of credit	18,600	20,300
Repayments on revolving line of credit	(15,500)	(14,500)
Repayments of bonds payable	(110)	(699)
Dividends paid	(1,092)	(1,088)
Repurchase of common stock	(137)	(54)
Proceeds from stock options exercised	216	—
Excess tax benefit on stock awards	27	6

Net cash provided by financing activities	2,004	3,965

Net increase in cash and cash equivalents	791	1,032
Cash and cash equivalents, beginning of period	327	298

Cash and cash equivalents, end of period	$1,118	$1,330